MITEK EXTENDS LEADERSHIP POSITION IN DIGITAL IDENTITY VERIFICATION BY ACQUIRING A2IA

SAN DIEGO, CA, and PARIS, FRANCE — May 23, 2018 — Mitek Systems, Inc. (“Mitek”) (NASDAQ: MITK, www.miteksystems.com), a global leader in digital identity verification solutions, today announced that it has acquired A2iA, S.A.S, (“A2iA”), a global leader in artificial intelligence (AI) and image analysis, for €42.5 million in cash and shares of Mitek’s common stock.

“The acquisition of A2iA combines two market leaders in image recognition and processing, creating a powerful force with a deep expertise in image analytics,” states industry expert Bob Meara, Senior Analyst at Celent. Mitek software is deployed in 6,100 U.S. banks, including all 10 of the top 10 largest U.S. financial institutions. A2iA’s software is also used by top U.S. banks as well as 100% of U.K. banks, 90% of French banks, 90% of Brazilian banks and more than 75,000 ATMs worldwide. A2iA uses artificial intelligence and machine learning to create proprietary algorithms that process millions of checks, IDs and documents each day for banks, retailers, insurance companies, mobile operators, healthcare providers and governments in more than 42 countries and 11 languages. A2iA recognized revenue of €12.9 million and €1.7 million of operating income in its fiscal year ended December 31, 2017.

“With the addition of A2iA’s technology and team, Mitek’s digital identity verification platform will extend its lead in the industry,” said James B. DeBello, CEO and Chairman of Mitek. “Mitek’s Mobile Verify® product will be able to read government-issued identity documents even more accurately and quickly than today, and authenticate them using A2iA’s advanced AI algorithms, thereby increasing companies’ trust that their customers are who they say they are.”

In acquiring A2iA’s Research Labs, Mitek doubles the size of the existing Mitek Labs team, forming the largest private research group of PhD scientists in computer vision, machine learning and artificial intelligence for this industry. Mitek Labs has been the source of the company’s 39 patents and technology innovation.

“As today’s headlines demonstrate, verifying identity and creating trust in digital channels at scale is vitally important and a continuing challenge,” added DeBello. “The world’s most valuable companies will be the ones that effectively apply advanced AI to solve this global business challenge. The combination of Mitek and A2iA defines the new leading edge in AI for document and identity verification.”

“We are excited to be a part of the Mitek team,” added Jean-Louis Fages, A2iA President and Chairman. “The combination of our company’s industry-leading technologies with Mitek’s resources as a publicly-traded U.S. company will provide our partners in Europe, the Americas and across the globe with unparalleled capabilities.”

Conference Call Information
Mitek management will host a conference call and live webcast for analysts and investors today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss Mitek’s acquisition of A2iA.

To listen to the live conference call, parties in the United States and Canada should dial 888-224-1005, access code 6947851. International parties should dial 323-994-2093, access code 6947851. Please dial in approximately 15 minutes prior to the start of the call.

A live and archived webcast of the conference call will be accessible on the "Investor Relations" section of Mitek’s website at www.miteksystems.com. In addition, a phone replay will be available approximately two hours following the end of the call and it will remain available for one week. To access the call replay dial-in information, please click here.

Mitek is represented by Paul Hastings. A2iA, its shareholder managers and its financial investors Andera Partners (formerly known as Edmond de Rothschild Investment Partners) and bpifrance are represented by Cambon Partners, DLA Piper and Willkie Farr & Gallagher.

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About Mitek
Mitek (NASDAQ: MITK) is a global leader in digital identity verification solutions built on the latest advancements in AI and machine learning. Mitek’s identity verification solutions allow an enterprise to verify a user’s identity during a digital transaction. This enables financial institutions, payments companies and other businesses operating in highly regulated markets to mitigate financial risk and meet regulatory requirements while increasing revenue from digital channels. Mitek also reduces the friction in the users’ experience with advanced data prefill and automation of the onboarding processes. Mitek’s innovative solutions are embedded into the apps of more than 6,100 organizations and used by more than 80 million consumers. For more information, visit www.miteksystems.com or www.miteksystems.co.uk. (MITK-F)

About A2IA
Award-winning with research and development at its core, A2iA, Artificial Intelligence and Image Analysis (www.a2ia.com), is a science and R&D driven software company with deep roots in artificial intelligence, machine learning and neural networks. With simple, easy to use and intuitive toolkits, A2iA delivers add-on features to speed automation, simplify customer engagement and quickly capture all types of printed and handwritten data from documents - whether captured by a desktop scanner or mobile device. By enhancing solutions from systems integrators and independent software vendors, A2iA allows complex and cursive data from all types of documents to become part of a structured database, making it searchable and reportable, with the same level of flexibility as printed or digital data. For more information, visit www.a2ia.com.

Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Mitek and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Mitek undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Mitek and A2IA; potential adverse reactions or changes to business relationships resulting from the acquisition; unexpected costs, charges or expenses resulting from the acquisition; litigation or adverse judgments relating to the acquisition; and any changes in general economic and/or industry-specific conditions. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Mitek in general, see the risk disclosures in the Annual Report on Form 10-K of Mitek for the fiscal year ended September 30, 2017, and its quarterly reports on Form 10-Q and current reports on Form 8-K and other filings made with the SEC by Mitek, which you may obtain for free on the SEC’s website at www.sec.gov.

Mitek Contacts :

MKR Group Investor Relations
Todd Kehrli or Jim Byers
mitk@mkr-group.com

MIX Public Relations for Mitek in North America
Katherine Verducci
pr@mix-pr.com

CCgroup PR for Mitek in Europe
Nicole Louis
mitek@ccgrouppr.com